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                                                                      EXHIBIT B


                            ARTICLES OF AMENDMENT TO
                      THE CERTIFICATE OF VOTE OF TRUSTEES
                        ESTABLISHING PREFERRED SHARES OF
                        VAN KAMPEN HIGH INCOME TRUST II

     Van Kampen High Income Trust II, a Massachusetts business trust (the "Fund"), certifies to the Secretary of State of the Commonwealth of Massachusetts as follows:

     Pursuant to the provisions of Article VI of the Declaration of Trust and
Section 5 of Part I and Section 7 of Part II of the Certificate of Vote, the following amendments to the Certificate of Vote have been duly adopted and approved by a majority of the Trustees of the Fund.

     a. The first paragraph of Section 15 (uu) of Part I of the Certificate of Vote is hereby amended to read as follows:

          "Moody's Discount Factor" shall mean, for purposes of calculating the Discounted Value of any Moody's Eligible Asset, the percentage determined by reference to the rating on such asset and the Moody's Exposure Period (currently 53 days) in accordance with the table set forth below:

                   Moody's Discount Factors - Debt Securities
                               Rating Category (*)

Remaining Maturity   Aaa    Aa      A       Baa     Ba     B**      Caa

    1  Year         114%   119%    124%    130%    141%    151%    260%
    2  Years        121%   126%    132%    138%    149%    161%    260%
    3  Years        126%   132%    138%    144%    156%    168%    260%
    4  Years        132%   138%    145%    151%    163%    176%    260%
    5  Years        130%   144%    151%    157%    170%    184%    260%
    7  Years        147%   154%    161%    168%    182%    196%    260%
    10 Years        155%   163%    170%    177%    192%    207%    260%
    15 Years        162%   169%    177%    185%    200%    216%    260%
    20 Years        169%   177%    185%    194%    210%    226%    260%
    30 Years        171%   179%    187%    195%    211%    228%    260%

     (*) In the case of debt securities exempted from registration pursuant to Rule 144A under the Securities Act of 1933, as amended, the percentage listed in the table shall be multiplied by a factor of 1.3.

     (**) Senior debt securities of an issuer rated 83 shall be deemed to be Caa rated securities for purposes of determining the applicable Moody's Discount Factor.

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     b.   The first sentence of Section 75 (vv) of Part I of the Certificate of
          Vote is hereby amended as follows:

          "Moody's Eligible Assets" shall mean cash or any of the Fund's portfolio securities; provided that no portfolio security that is a debt security shall be deemed to be a Moody's Eligible Asset unless
          (1) such security is rated Caa or higher by Moody's; (2) the senior unsecured rating of the issuer's corporate bonds is higher than 83;
          (3) such security provides for the periodic payment of interest in cash in U.S. dollars; (4) such security does not provide for conversion or exchange into equity capital at any time over its life;
          (5) the cash flow from the collateral must be controlled by the indenture trustee; (6) for debt securities rated Ba1 and below, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; (7) for the purposes of Moody's hedging transactions which are cross hedges, FHLMC Certificates, FNMA Certificates and GNMA Certificates will constitute Moody's Eligible Assets (but shall not be included in the calculation of the APS Basic Maintenance Amount); and (8) such security has been registered under the Securities Act of 1933, as amended, or has been exempted from such registration pursuant to Rule 144A under the Securities Act of 1934, as amended. Debt securities which are issued in connection with a reorganization under federal bankruptcy law shall not constitute Moody's Eligible Assets.

     c. The first sentence of Section 15 (rrr) of Part I of the Certificate of Vote is hereby amended to read as follows:

          "S&P Eligible Assets" means cash or any of the Fund's portfolio securities which are corporate bonds, preferred stocks or money market instruments; provided that no portfolio securities that are corporate debt securities will not be included in the calculation of the Discounted Value of the Fund's portfolio for purposes of S&P rating of the APS unless there exist publicly available financial statements for the issuer of such security and unless such security (a) is rated CCC or higher by S&P, (b) provides for the periodic payment of interest thereon in cash, (c) does not provide for conversion or exchange into equity capital at any time over its life, (d) has been registered under the Securities Act of 1933, as amended, or has been exempted from such registration pursuant to Rule 144A under the Securities Act of 1933, as amended, (e) has not had notice given in respect thereof that any such corporate debt obligation is subject of an offer by the issuer thereof of exchange or tender for cash, securities or any other type of consideration (except that corporate debt obligations in an amount not exceeding 10% of the value of the Fund's portfolio at any time shall not be subject to the provisions of this clause (e)) and
          (f) has a remaining term to maturity of less than 30 years.


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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Vote to be executed as of July 23, 1999.


                                         /s/ Weston  B. Wetherell
                                             --------------------
                                             Weston  B. Wetherell
                                             Assistant  Secretary

State of Illinois )
                  )ss
County  of DuPage )

Then personally appeared before me Weston B. Wetherell, who acknowledged the foregoing instrument to be his free act and deed and the free act and deed in his capacity as Secretary of Van Kampen High Income Trust II.


                                             Before  me,

                                         /s/ Susan Pittner
                                             --------------------
                                             Notary  Public

                       My commission expires: 2/23/02